                                                                    EXHIBIT 23.2

                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS


    We consent to the reference to our firm under the captions "Summary Consolidated Financial Information" and "Experts" and to the use of our report dated March 5, 1999, except for Note 1 -- Common Control Merger, as to which the date is May 13, 1999 and Note 1 -- Common Stock Split, as to which the date is June 30, 2001, in Amendment No. 2 to the Registration Statement [Form S-1,
No. 333-64322] and related Prospectus of Alliance Imaging, Inc., to be filed with the Securities and Exchange Commission on or about July 20, 2001, for the registration of 9,375,000 shares of its common stock.


                                          /s/ Ernst & Young LLP


Orange County, California
July 20, 2001